Exhibit 10.7

September 19, 2016

John McCabe

17 Brookside Farm Lane

Sudbury, MA 01776

Re:	Severance and Retention Incentives

Dear John:

Eleven Biotherapeutics (the “Company”) recognizes and appreciates the contributions you have made to the Company during your employment and wants you to remain committed and focused following the closing (the “Closing”) of the proposed acquisition by the Company of Viventia Bio Inc. (“Viventia”) pursuant to a Share Purchase Agreement (the “Agreement”) by and among the Company, Viventia, the shareholders of Viventia named on the signature pages thereto and, for certain limited purposes, Clairmark Investments Ltd., pursuant to which Agreement the Company will acquire all of the outstanding equity interests in Viventia and Viventia will become a wholly-owned subsidiary of the Company. Although the Company had earlier contemplated terminating your employment upon or shortly following the Closing, we have decided that we would like you to stay on and continue guiding the Company forward in your role as Chief Financial Officer.

We recognize that you would have been eligible to receive certain benefits under the employment letter agreement between you and the Company dated August 28, 2015 (the “Employment Agreement”) had your employment been terminated as earlier contemplated, and that we are asking you to remain employed by us during a time of change and challenge. We also recognize that your preference may have been to pursue other opportunities, had you had more of an opportunity to fully evaluate the opportunity that remaining presents to you and therefore want to offer that, if you voluntarily terminate your employment for any reason during the six (6) month period following the Closing, you will be eligible to receive the same severance benefits that you would have been eligible to receive pursuant to the Employment Agreement had your employment been involuntarily terminated without Cause (as defined in the Employment Agreement) upon the Closing (including, without limitation, vesting of 100% of your then outstanding unvested equity awards that were granted prior to the Closing). Such severance benefits will be payable in the same manner and subject to the same conditions as set forth in the Employment Agreement (including, without limitation, your timely entering into a separation and release of claims agreement that will be provided to you by the Company should you voluntarily resign during the six (6) month period following the Closing). For the avoidance of doubt, you acknowledge that portion of the severance benefits under your Employment Agreement comprised of (i) the 12 months of base salary and (ii) the delivery of the shares subject to the outstanding restricted stock units granted to you prior to Closing will be subject to the six-month delay required by Section 409A of the Internal Revenue Code.

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215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911
FAX: 617-858-0911

Further, in order to reward you for your contributions prior to and in connection with the Viventia transaction and to provide an extra incentive for you to remain enthusiastically employed by the Company during this period of transition, you will be eligible to receive the following retention incentives:

1.	A special transaction bonus in the amount of $75,000, less applicable taxes and withholdings, payable in a lump sum on the next regular payroll date following the Closing.

2.	A special retention bonus in the amount of $75,000, less applicable taxes and withholdings, if (a) during the six (6) month period following the Closing (the “Bonus Eligible Period”) the Company involuntarily terminates your employment without Cause or you voluntarily resign from employment for Good Reason (with each of Cause and Good Reason as defined in the Employment Agreement), or (b) you remain actively employed with the Company for the duration of the Bonus Eligible Period. If your employment is terminated involuntarily without Cause or you terminate your employment for Good Reason, in either case during the Bonus Eligible Period, your eligibility to receive such bonus will be subject to your timely entering into a separation and release of claims agreement that will be provided to you by the Company upon termination. If you are actively employed on the last day of the Bonus Eligible Period, you will not be required to execute a release in order to receive the special retention bonus. The special retention bonus will be paid to you, if payable, on the next payroll date following the end of the Bonus Eligible Period, or, if earlier, when the release becomes effective following your termination without Cause or resignation for Good Reason.

3.	Subject to the approval of the Board of Directors of the Company, and effective on the next business day following the date of the Closing, you will be granted an option to purchase 100,000 shares of the Company’s common stock at a price per share equal to the fair market value of common stock on the date of grant of the option (the “Post-Closing Option”). Subject to your continued service to the company on the vesting dates, the stock option will vest over four (4) years with 25% of the option vesting on the first anniversary of the date of the award and 6.25% of the option vesting at the end of each successive three-month period thereafter. This option grant shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the Company’s 2014 Stock Incentive Plan and in a separate option agreement that shall be executed by you and the Company to evidence the grant of the options (collectively, the “Equity Documents”). For the avoidance of doubt, the vesting of the Post-Closing Option will not accelerate at Closing nor on your termination for any reason following the Closing, except that if there is a Change in Control Transaction following the closing of the August 16, 2016 exclusive licensing deal with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc., then the Post-Closing Option will be subject to the general severance provisions of the Employment Agreement.

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215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911
FAX: 617-858-0911

John, we very much appreciate your service to the Company during this time of transition and are grateful for the assistance you have provided.

Please note that nothing in this letter alters your status as an employee at will, and that the Employment Agreement remains in full force and effect.

Please sign where indicated below to acknowledge your receipt of this letter and your understanding of, and agreement, with the terms hereof.

Sincerely,

By:	/s/ Daniel Lynch
Daniel Lynch
Board Member and Chairman of Eleven Biotherapeutics, Inc.

Received, read, acknowledged and agreed:

/s/ John McCabe	September 20, 2016
John McCabe	Date

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215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911
FAX: 617-858-0911